Exhibit 99
                          Press Release

Strategia Corporation Announces Distribution, Plan to Dissolve

October 6, 2000-Louisville, KY - Strategia Corporation (AMEX:SAA) today announced that the company has declared a cash distribution of $1.95 per share of common stock to holders of record as of October 20, 2000. The distribution will be payable on October 27, 2000.

This distribution is the first step in a plan to dissolve the company. The dissolution has been approved by the Board of Directors and will be submitted to a vote of the shareholders. The company believes that the distribution will leave the company with sufficient funds to wind down the company. If there are any amounts remaining afterward, they will also be distributed to the shareholders.

Because the company will be left with almost no net worth after the $1.95 per share distribution, the company will withdraw its appeal from the delisting procedure at the American Stock Exchange. It is anticipated that the delisting will be effective on or prior to October 20, 2000. Promptly after the delisting, the company anticipates making appropriate filings with the SEC to discontinue its registration and future filing obligations.

Contact:  Murdock Capital Partners Corp.
          (212) 421-2545
          Thomas M. Dean
          Luis J. Mejia